EXHIBIT 99.1

PRESTIGE BRANDS HOLDINGS, INC. ANTICIPATES FOURTH QUARTER REVENUES BELOW PRIOR YEAR, FULL YEAR FY’07 REVENUES UP

Q4 and FY’07 Earnings Announcement & Conference Call Scheduled for May 9, 2007

Irvington, NY, April 9, 2007—Prestige Brands Holdings, Inc. (NYSE-PBH) announced today that revenues for the fourth quarter of fiscal 2007, ending on March 30, 2007, are expected to be lower than the prior year comparable quarter, but higher for the full fiscal year compared to the prior fiscal year on both a total and organic basis.

The decrease in revenues for the fourth fiscal quarter is largely attributable to the previously announced weaker than expected cough/cold season which resulted in lower sales in one of its key categories, as well as continued declining revenues in the Company’s Personal Care segment.

Mark Pettie, Chairman and Chief Executive Officer said, “Despite the fourth quarter sales performance, full year net revenue growth should be in the mid single digit range, with organic growth up approximately 1%. Based upon our increased focus on driving distribution, innovation and optimized marketing across key segments of our portfolio, at this point we continue to be comfortable with our previously stated long term average organic revenue growth projections of 3-4%”.

The Company expects to release its fourth quarter and year end results on May 9, 2007, before the opening of the market, and host a conference call and web cast to review the results at 10AM EDT that same morning. Details will be announced at the end of April.

About Prestige Brands Holdings, Inc.
Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter products, personal care and household products sold throughout the U.S. and Canada. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household products, and other well-known brands.

Forward Looking Statements

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings' ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819